FORM 3

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
																OMB APPROVAL
														OMB Number:		3235-0287
														Estimated average burden of
														Hours per response:	0.5

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

1.	Name and Address of Reporting Person(s):

		Kelly A. Morgan
		Putnam, LLC
		One Post Office Square
		Boston, Massachusetts

2.	Date of Event Requiring Statement: 12/17/2002 [correcting form]

3.	I.R.S. Identification Number of Reporting Person, if an entity
(Voluntary):

4.  Issuer Name and Ticker or Trading Symbol:

Putnam Municipal Opportunities Trust [PMO]

5.	Relationship of Reporting Person(s) to Issuer (Check all applicable):

(  )	Director									(	)	10% Owner
( x)	Officer (give officer title below)  	( 	)	Other (specify below)

		Managing Director of Putnam, LLC

6.	If Amendment, Date of Original: Month/Day/Year

7.	Individual or Joint/Group Filing (Check applicable line):

(x)	Form filed by One			( )		Form filed by More than One
		Reporting Person					Reporting Person

Table I:	Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

1.	Title of Security (Instr. 3):  Closed-end fund:
Putnam Municipal Opportunities Trust

2.	Amount of Securities Beneficially Owned (Instr. 4):		N/A

3.	Ownership Form:  Direct (D) or Indirect (I) (Instr. 5):

4.	Nature of Indirect Beneficial Ownership (Instr. 5)

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Table II:	 Derivative Securities Acquired, Disposed of, or Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 4):	N/A

2.	Date Exercisable and Expiration Date (Month/Day/Year):
		Date Exercisable:			Expiration Date:

3.	Title and Amount of Securities Underlying Derivative Security (Instr.
4):
		Title:					Amount or Number of Shares:

4.	Conversion or Exercise Price of Derivative Security:

5.	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
(Instr. 5):

6.	Nature of Indirect Beneficial Ownership (Instr. 5):

Explanation of Responses:




-----------------------------------------------------

Signed on behalf of the above Officer pursuant to the attached
Confirming Statement.


By:  	Andrew J. Hachey
Vice President
 Putnam Investments Legal and Compliance Department


Date:	December 17, 2002





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